Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 22, 2004, which appears on page F-4 of the Annual Report to Shareholders of Spectrum Pharmaceuticals, Inc. We also consent to the references to our Firm in the Registration Statement.

/s/ Kelly & Company

Kelly & Company
October 19, 2004